(MADISON BANK LOGO)	FOR IMMEDIATE RELEASE
For More Information Contact:
Robert McGivney, President
Telephone: (727) 786-3888
http://www.madison-bank.com

MARTIN W. GLADYSZ JOINS MADISON BANK
AS CHIEF FINANCIAL OFFICER

     Palm Harbor, Florida – December 2, 2002 — PR Newswire - Madison Bank today announced that Martin W. Gladysz has joined the Bank as its new Executive Vice President/ Chief Financial Officer and Vice President/Chief Financial Officer of its holding company, Madison BancShares, Inc.. Mr. Gladysz has over 25 years experience in banking and finance, including 12 years as Chief Financial Officer of the $3 Billion Fortune Bancorp, Inc., eight years with KPMG Peat Marwick and six years with Eckerd Corporation.

     Mr. Gladysz is a resident of Palm Harbor and has been active on the Board of Directors of Goodwill Industries – Suncoast, Inc

     “We are very fortunate to have Marty join us, and we look forward to the contribution he will make to the Madison team with his excellent experience and background,” said Robert B. McGivney, President/CEO.

Madison Bank, which commenced operations on December 15, 1985, is the largest publicly traded Bank Holding Company headquartered in Pinellas County, with offices in Largo, Palm Harbor, Port Richey and Tarpon Springs. Its stock is traded on the NASDAQ under the symbol “MDBS.” Current market makers in the stock are: Advest, Inc. (877-979-4200), Carl P. Sherr & Co. (800-257-4377) and Morgan Keegan (800-688-4380).